Exhibit 12.2

         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                        (Excluding Interest on Deposits)


The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the six months ended June 30, 1997 and for the five years ended December 31, 1996 were as follows:


                                     Six
                                    Months
                                    Ended
                                   June 30,                  Years Ended December 31,
                                  --------   -----------------------------------------------------
(Dollars in thousands)              1997       1996       1995       1994       1993        1992
                                  --------   --------   --------   --------   --------    --------
Net income                        $ 14,139   $ 25,390   $ 22,373   $ 16,041   $  7,961    $  2,171

Extraordinary items, net of              0          0          0          0          0           0
tax

Cumulative effect of changes
in accounting principles, net            0          0          0        138     (3,500)          0
of tax

Income tax expense                   6,773     11,981      8,217      5,734      5,235         163
                                  --------   --------   --------   --------   --------    --------

Pretax earnings                   $ 20,912   $ 37,371   $ 30,590   $ 21,637   $ 16,696    $  2,334
                                  ========   ========   ========   ========   ========    ========

Fixed charges:
Portion of rental expense
which approximates the
interest factor                   $    322   $    579   $    340   $    320   $    280    $    280

Interest on borrowed funds           9,637     10,522     14,891     11,808      6,728       2,852
                                  --------   --------   --------   --------   --------    --------

Amortization of debt expense            24         47         47         12          0           0

Total fixed charges               $  9,983   $ 11,148   $ 15,278   $ 12,140   $  7,008    $  3,132
                                  ========   ========   ========   ========   ========    ========

Earnings for ratio calculations   $ 30,895   $ 48,519   $ 45,868   $ 33,777   $ 23,704    $  5,466
                                  ========   ========   ========   ========   ========    ========

Ratio of earnings for fixed
charges                              3.09x      4.35x      3.00x      2.78x      3.38x       1.75x
                                  ========   ========   ========   ========   ========    ========